Exhibit 23.3

CONSENT OF WESTERN WATER CONSULTANTS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Amended S-K 1300 Technical Report Summary for the Texas Hub and Spoke ISR Project, TX USA” date March 9, 2023; and the technical report summary entitled “Amended S-K 1300 Technical Report Summary for the Wyoming In-Situ Recovery Hub and Spoke Project, WY, USA” dated March 9, 2023, that we prepared, included or incorporated by reference in:

(i)

the Annual Report on Form 10-K/A for the period ended July 31, 2023 (the “Form 10-K/A”) of Uranium Energy Corp. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)	the Company’s Form S-3 Registration Statements (File Nos. 333-220404, 333-267992 and 333-268417), and any amendments or supplements thereto; and

(iii)

the Company’s Form S-8 Registration Statements (File Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679, 333-262197 and 333-273321); and any amendments or supplements thereto.

We further consent to the filing of the technical report summaries as exhibits to the Form 10-K/A.

Western Water Consultants, Inc.
d.b.a. WWC Engineering

Per:         /s/ Brady S. Lewis
Brady S. Lewis, President/CEO
Western Water Consultants, Inc.
d.b.a. WWC Engineering

Date: April 2, 2024